Media General Reports Second-Quarter 2012 Results

RICHMOND, Va., July 18, 2012 /PRNewswire/ -- Media General, Inc. (NYSE: MEG), a local broadcast television and digital media company, today reported 2012 second-quarter operating income of $16.4 million, compared with $6.2 million in the 2011 second quarter. The increase is mostly due to strong Political advertising and higher retransmission fees at the company's 18 network-affiliated broadcast television stations, and core business displayed good strength as well.

On June 25, 2012, the first day of the third quarter, Media General became a pure-play broadcast television company following the sale of virtually all of its newspapers to a subsidiary of Berkshire Hathaway, World Media Enterprises. Media General is in discussions with prospective buyers for The Tampa Tribune and its associated print and web operations and believes a sale is probable. All Media General newspapers are now shown as discontinued operations, as are Dealtaker.com and Professional Communications Systems, a broadcast equipment business.

Marshall N. Morton, president and chief executive officer of Media General, said, "We are very pleased with our new focus as a TV broadcaster. Our year-over-year operating improvement was driven by a 17.1% increase in Broadcast revenues. Strong Political revenues were generated by the presidential campaigns, Super PACs, the Massachusetts Senate race, and congressional primaries in Virginia and South Carolina. Core time sales, excluding Political revenues, increased 3.9% overall, mostly driven by higher automotive category spending. Retransmission fees increased 80% as a result of contract renewals that reflected competitive market rates. Media General's stations are by and large the number one or two station in their markets. Top-rated newscasts attract Political advertising and our stations have done an excellent job capitalizing on the event-driven revenue opportunities of this year," said Mr. Morton.

Net loss in the second quarter was $146.3 million, or $6.48 per share, including an after-tax loss of $131.7 million related to the divestiture of discontinued operations, compared with a net loss of $15.4 million, or 68 cents per share, in the 2011 second quarter.

Operating Results

Total Broadcast and Digital revenues in the second quarter increased 17.3% to $84.1 million, from $71.7 million last year. Local time sales increased 4.4% to $47 million, from $45 million last year. National time sales increased 2.9% to $23.4 million, from $22.7 million last year. The largest broadcast advertising category, automotive, increased 26.5%. Other key categories delivering increases were financial, grocery, travel, home improvement, professional services and medical. Categories that declined included department stores, furniture, telecommunications and restaurants.

Political revenues were $7.5 million, compared with $600,000 last year. Cable and satellite retransmission fees increased 80% to $9.6 million, from $5.4 million last year.

Broadcast websites generated $2.5 million in advertising revenues, up 18.6% from last year. Local advertising revenues grew 26%, driven by sales initiatives and new services, including mobile advertising. Total web audience growth continued, including robust activity from mobile devices. Unique visitors to websites from mobile devices nearly quadrupled in the second quarter, while unique visitors were even with last year from desktops.

Total operating costs increased 3.4%. Corporate expense of $8.5 million was about even with last year.

Total interest expense in the second quarter was $21.7 million, of which $3.4 million was non-cash, compared with $17.2 million last year. The increase was due to higher interest rates and discount accretion from a new financing arrangement. Debt modification and extinguishment costs were $7.7 million, primarily due to the write-off of unamortized fees related to the former bank arrangement.

Noncash tax expense was $3.4 million in the second quarter, compared with $2.6 million in the prior year. Both periods reflected noncash tax expense related to the company's "naked credit" issue, as previously discussed in the company's 2011 Form 10-K.

EBITDA from continuing operations (income before interest, debt modification costs, taxes, and depreciation and amortization) was $22.7 million, compared with $13.7 million in the 2011 period.

Media General provides the non-GAAP financial metrics EBITDA from continuing operations, After-tax cash flow from continuing operations, and Free cash flow. The company believes these metrics are alternative measures used by lenders, investors, financial analysts and rating agencies to evaluate a company's ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

New Financing Arrangement

Debt at the end of the second quarter was $652 million, compared with $658 million at the end of the first quarter of 2012. In the second quarter of 2012, Media General entered into a new financing arrangement with Berkshire Hathaway that provided the company with a $400 million term loan and a $45 million revolving credit line. The funding of the new term loan and an initial drawing of the revolving credit facility resulted in cash proceeds to the company of approximately $383 million. The proceeds were immediately used to fully repay all amounts outstanding under the then existing credit facility, pay fees and expenses related to the new financing, and fund working capital requirements. In conjunction with the new financing, the company issued Berkshire Hathaway penny warrants for approximately 4.6 million Class A shares.

Sale of Newspapers

After transaction fees, the repayment of funds drawn on the revolving credit facility and a small required paydown on the term loan, Media General is using the remaining net proceeds from the newspaper sale of approximately $112 million to further reduce debt. Media General has repaid $54 million on the Berkshire Hathaway term loan at par and $18 million on the revolver, bringing total debt currently outstanding to $580 million. On June 29, 2012, Media General commenced a cash tender offer to purchase up to $45 million of its 11¾% Senior Secured Notes due 2017. The tender offer is scheduled to expire on July 30, 2012. Media General expects to offer Berkshire Hathaway repayment of any amounts the bondholders elect not to take at par with no prepayment penalty.

Guidance

Media General provided the following guidance:

Political revenues are expected to be approximately $50 million for the full year 2012.

Summer Olympics revenues are expected to exceed the $12.5 million generated from the 2008 summer games.

Broadcast pacings for the third quarter of 2012, including Political, are approximately 30% ahead of last year. Core pacings, excluding Political, are approximately 20% ahead of last year. Key categories driving core growth are auto, entertainment, financial, media, professional services, grocery and travel.

The company has a plan, underway now, to reduce corporate expense 35-40%.

For the full year 2012, the company expects that cash provided by operations will be used to make interest payments of $65 million, capital expenditures of $15 million and retirement plan contributions of $13 million.

Conference Call, Webcast and Financial Statements

The company will hold a conference call with financial analysts today at 11 a.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous webcast. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous webcast. To dial in to the call, listeners may call 1-800-706-7741 about 10 minutes prior to the 11 a.m. start. The participant passcode is "Media General."

Listeners may also access the live webcast by logging on to www.mediageneral.com and clicking on the "Live Webcast" link on the homepage about 10 minutes in advance. A replay of the webcast will be available online at www.mediageneral.com beginning at 1 p.m. today. A telephone replay is also available, beginning at 1 p.m. today, and ending at 11:59 p.m. on July 26, 2012, by dialing 1-888-286-8010 or 617-801-6888, and using the passcode 81445264.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company's publicly available reports filed with the Securities and Exchange Commission. Media General's future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of news, information and entertainment across broadcast television, digital media and mobile platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States. The company's broadcast operations include 18 network-affiliated television stations and their associated digital and mobile media services. Media General's network affiliations include eight NBC stations, eight CBS, one ABC and one CW. Six of its stations operate in the Top 40 markets in the United States. Media General's stations reach more than one-third of TV households in the Southeast and more than 8 percent of U.S. TV households. Media General got its start in the television business in 1955 when it launched WFLA-TV in Tampa, Florida, as an NBC affiliate. Today, WFLA is the company's largest TV station, operating in the 14th largest DMA in the United States. Media General continues to own The Tampa Tribune and its associated print properties and expects to enter into a transaction with one of several prospective buyers for the group.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Twenty-Six Weeks Ending
	June 24,	June 26,	June 24,	June 26,
(Unaudited, in thousands except per share amounts)	2012	2011	2012	2011

Revenues
Broadcast television	$ 80,631	$ 68,833	$ 152,783	$ 132,778
Digital media and other	3,481	2,889	6,448	6,232
Total revenues	84,112	71,722	159,231	139,010

Operating costs:
Employee compensation	32,302	30,220	69,186	66,738
Production	18,923	17,779	37,011	34,882
Selling, general and administrative	10,423	10,263	19,189	19,104
Depreciation and amortization	6,110	7,279	13,425	14,497
Total operating costs	67,758	65,541	138,811	135,221

Operating income	16,354	6,181	20,420	3,789

Other income (expense):
Interest expense	(21,657)	(17,190)	(36,808)	(33,753)
Debt modification and extinguishment costs	(7,689)	---	(18,097)	---
Other, net	236	227	421	469
Total other expense	(29,110)	(16,963)	(54,484)	(33,284)

Loss from continuing operations before income taxes	(12,756)	(10,782)	(34,064)	(29,495)

Income tax expense	3,409	2,558	6,817	5,154

Loss from continuing operations	(16,165)	(13,340)	(40,881)	(34,649)
Discontinued operations:
Income (loss) from discontinued operations (net of tax)	1,566	(2,042)	(8,142)	(6,537)
Loss related to divestiture of discontinued operations (net of tax)	(131,697)	---	(131,697)	---
Net loss	$(146,296)	$(15,382)	$(180,720)	$ (41,186)

Net loss per common share:
Loss from continuing operations	$ (0.71)	$ (0.59)	$ (1.81)	$ (1.54)
Discontinued operations	(5.77)	(0.09)	(6.20)	(0.30)
Net loss per common share - basic and diluted	$ (6.48)	$ (0.68)	$ (8.01)	$ (1.84)

Weighted-average common shares outstanding:
Basic and diluted	22,563	22,488	22,559	22,444

Media General, Inc.
BUSINESS SEGMENTS
(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Three Months Ending June 24, 2012
Virginia/Tennessee	$ 6,736	$ (349)	$ 2,011
Florida	15,120	(383)	5,646
Mid-South	36,588	(2,719)	9,457
North Carolina	7,562	(371)	1,790
Ohio/Rhode Island	17,146	(738)	6,603
Advertising Services & Other	1,203	(544)	(977)
Eliminations	(243)	-	32
			24,562
Unallocated amounts:
Acquisition intangibles amortization	-	(442)	(442)
Corporate expense	-	(564)	(8,492)
	$ 84,112	$ (6,110)

Corporate interest expense			(21,641)
Debt modification and extinguishment costs			(7,689)
Other			946

Consolidated loss from continuing operations before income taxes			$ (12,756)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Three Months Ending June 26, 2011
Virginia/Tennessee	$ 5,653	$ (378)	$ 1,039
Florida	12,944	(422)	3,067
Mid-South	32,488	(2,557)	6,567
North Carolina	5,840	(428)	504
Ohio/Rhode Island	14,070	(752)	3,540
Advertising Services & Other	1,009	(722)	(1,033)
Eliminations	(282)	-	43
			13,727
Unallocated amounts:
Acquisition intangibles amortization	-	(1,361)	(1,361)
Corporate expense	-	(659)	(8,423)
	$ 71,722	$ (7,279)

Corporate interest expense			(17,180)
Other			2,455

Consolidated loss from continuing operations before income taxes			$ (10,782)

Media General, Inc.
BUSINESS SEGMENTS
(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Six Months ending June 24, 2012
Virginia/Tennessee	$ 12,644	$ (697)	$ 3,399
Florida	29,090	(793)	9,996
Mid-South	71,662	(5,435)	18,660
North Carolina	13,547	(742)	2,179
Ohio/Rhode Island	30,476	(1,393)	9,784
Advertising Services & Other	2,276	(1,094)	(1,391)
Eliminations	(464)	-	59
			42,686
Unallocated amounts:
Acquisition intangibles amortization	-	(1,773)	(1,773)
Corporate expense	-	(1,498)	(17,359)
	$ 159,231	$ (13,425)

Corporate interest expense			(36,777)
Debt modification and extinguishment costs			(18,097)
Other			(2,744)

Consolidated loss from continuing operations before income taxes			$ (34,064)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Six Months Ending June 26, 2011
Virginia/Tennessee	$ 10,764	$ (760)	$ 1,754
Florida	25,826	(851)	6,030
Mid-South	62,581	(5,091)	11,630
North Carolina	11,151	(857)	671
Ohio/Rhode Island	26,428	(1,525)	5,883
Advertising Services & Other	2,738	(1,425)	(1,481)
Eliminations	(478)	-	76
			24,563
Unallocated amounts:
Acquisition intangibles amortization		(2,709)	(2,709)
Corporate expense		(1,279)	(17,292)
	$ 139,010	$ (14,497)

Corporate interest expense			(33,733)
Other			(324)

Consolidated loss from continuing operations before income taxes			$ (29,495)

Media General, Inc.
Selected Revenue Categories

	Thirteen Weeks Ending			Twenty-Six Weeks Ending
	June 24,	June 26,		June 24,	June 26,
(Unaudited, in thousands)	2012	2011	% Change	2012	2011	% Change

Broadcast television revenues (gross)
Local	$ 46,992	$ 45,008	4.4%	$ 89,320	$ 87,548	2.0%
National	23,400	22,739	2.9%	44,437	42,928	3.5%
Political	7,468	591	---	13,656	779	---
Cable/Satellite (retransmission) fees	9,648	5,363	79.9%	18,362	10,703	71.6%

Digital media and other revenues
Local website revenues
Local	$ 2,251	$ 1,787	26.0%	$ 4,065	$ 3,252	25.0%
National	214	266	(19.5)%	421	541	(22.2)%
Advertising Services	1,203	1,009	19.2%	2,276	2,738	(16.9)%

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	June 24,	December 25,
(Unaudited, in thousands)	2012	2011

ASSETS

Current assets:
Cash and cash equivalents	$ 16,661	$ 23,108
Accounts receivable - net	60,702	59,260
Other	18,796	17,513
Assets of discontinued operations	183,615	337,853
Total current assets	279,774	437,734

Other assets	35,870	28,350

Property, plant and equipment - net	159,408	169,827

Goodwill and other intangibles - net	448,357	450,130
Total assets	$ 923,409	$ 1,086,041

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$ 19,334	$ 16,631
Accrued expenses and other liabilities	54,644	46,815
Liabilities of discontinued operations	32,547	38,269
Total current liabilities	106,525	101,715

Long-term debt	651,911	658,199

Deferred income taxes	52,721	45,954

Other liabilities and deferred credits	241,514	246,220

Stockholders' equity (deficit)	(129,262)	33,953
Total liabilities and stockholders' equity (deficit)	$ 923,409	$ 1,086,041

SUPPLEMENTAL INFORMATION

Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending		Twenty-Six Weeks Ending
	June 24,	June 26,	June 24,	June 26,
(Unaudited, in thousands)	2012	2011	2012	2011

Loss from continuing operations	$(16,165)	$(13,340)	$(40,881)	$(34,649)
Interest	21,657	17,190	36,808	33,753
Debt modification and extinguishment costs	7,689	-	18,097	-
Taxes	3,409	2,558	6,817	5,154
Depreciation and amortization	6,110	7,279	13,425	14,497

EBITDA from continuing operations	$ 22,700	$ 13,687	$ 34,266	$ 18,755

Loss from continuing operations	$(16,165)	$(13,340)	$(40,881)	$(34,649)
Taxes *	3,409	2,558	6,817	5,154
Depreciation and amortization	6,110	7,279	13,425	14,497

After-tax cash flow from continuing operations	$ (6,646)	$ (3,503)	$(20,639)	$(14,998)

After-tax cash flow from continuing operations	$ (6,646)	$ (3,503)	$(20,639)	$(14,998)
Capital expenditures	2,737	5,967	4,253	10,579

Free cash flow	$ (9,383)	$ (9,470)	$(24,892)	$(25,577)

*	The Company's income taxes are non-cash in nature and have been added back accordingly.
See 2011 Form 10-K for further discussion.

CONTACT: Investor Contact: Lou Anne Nabhan, +1-804-649-6103, or Media Contact: Ray Kozakewicz, +1-804-649-6748